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                                                                     EXHIBIT 5.1



                   [KELLY LYTTON MINTZ & VANN LLP LETTERHEAD]



                                  June 15, 1998


Team Entertainment Group
12300 Wilshire Blvd.
Suite 400
Los Angeles, CA 90025

Gentlemen:

        We have acted as special counsel to Team Entertainment Group, a California corporation (the "Company"), in connection with (a) the Registration Statement on Form SB-2, as amended (the "Registration Statement"), covering an aggregate of 1,500,000 shares of the Company's common stock, no par value per share (the "Shares"), certain Shares issuable in connection with exercise of the Over-Allotment Option being granted to the Underwriters, Shares underlying the warrant being granted to National Securities Corporation and Coleman & Company Securities, Inc. (the "Representatives") (the "Warrant Shares"), Shares underlying outstanding warrants and Shares issuable upon the conversion of a promissory note; (b) the Underwriting Agreement, dated June [ ], 1998 (the "Underwriting Agreement"), between the Company and the Underwriters; (c) the Representatives' Warrant Agreement, dated as of June [ ], 1998 (the "Representatives' Warrant Agreement"), (d) the warrant agreements between the Company and various individuals and entities and (e) the convertible promissory note between the Company and AMAE Ventures. All of the above agreements are hereinafter collectively referred to as the "Agreements".

        We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to our opinions, we have relied upon certificates of public officials and statements or certificates of officers or representatives of the Company and others.

        Based upon the foregoing, we are of the opinion as follows:

        1. The Shares, when issued, delivered and paid for in accordance with the terms of their respective Agreements, as the case may be, will be validly issued, fully paid and non-assessable (assuming, with respect to the Warrant Shares, no change in the applicable law or facts).



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2.      The Representatives' Warrant, when issued, executed and countersigned in accordance with the terms of the Representatives' Warrant Agreement, and delivered and paid for in accordance with the terms of the Underwriting Agreement, will be legal, valid and binding obligations of the Company enforceable in accordance with their terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by equitable principles affecting the availability of remedies.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

        We are members of the Bar of the State of California and do not hold ourselves out as being conversant with, and do not express an opinion on, the laws of any jurisdiction other than those of the United States of America and State of California.

                             Very truly yours,

                             KELLY LYTTON MINTZ & VANN LLP


                             By /s/ BRUCE VANN
                               ---------------------------
                                    Bruce Vann